SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                  FORM 8-K/A


                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                       Date of Report: November 24, 1997



                             BIOMUNE SYSTEMS, INC.
              (Exact name of registrant as specified in its charter)



                        Commission File Number:  0-11472

         Nevada                                         87-0380088
(State of Incorporation)                             (I.R.S. Employer
                                                     Identification No.)

          2401 South Foothill Drive, Salt Lake City, UT       84109
         (Address of principal executive offices)          (Zip Code)


      Registrant's telephone number, including area code:(801) 466-3441


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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

On October 27, 1997, with an effective date of October 1, 1997, Biomune Systems, Inc. (the "Company" or the "Registrant") exercised its option and entered into a binding agreement (the "Purchase Agreement") by which it agreed to purchase all of the issued and outstanding capital stock of Rockwood Investments, Inc., a California corporation doing business as Rockwood Investments, Inc. ("Rockwood"). Rockwood is owned by Ira E. Ritter, who became the President of Biomune in July at the time he sold the Company the option to acquire Rockwood.

The total purchase price for Rockwood is $5,960,000, payable in cash, together with interest thereon at the rate of five percent (5%) per annum from October 1, 1997 through the date final payment of the Purchase Price is made (the "Settlement Date"), as follows:

   1. All payments made to Ritter under the Option Agreement totaling $210,000, made prior to October 27, 1997 (the "Closing Date") were credited against the Purchase Price;

   2. The operating profits of Rockwood for the months October, November and December 1997 and January 1998, projected to be $450,000 in the aggregate, are to be paid to Ritter as part of the Purchase Price;

   3.  The sum of $150,000 was paid on the Closing Date; and

   4. The balance to be paid on January 5, 1998, provided, however, that Biomune may extend the Settlement Date up to and including March 31, 1998 upon written notice to Ritter. If the Settlement Date is extended by Biomune hereunder, the Purchase Price will be increased by an amount equal to but not exceeding the operating profits of Rockwood for the calendar month in which the Settlement Date occurs and for the intervening months between January 1, 1998 and the Settlement Date. If the Settlement Date is extended by Biomune hereunder, Biomune will make an installment payment of $105,000 cash on January 5, 1998 and will make available on favorable terms a line of credit for the use of Rockwood in the principal amount of $250,000.

As additional consideration, at the Settlement Date, Ritter will receive Warrants to purchase stock which become exercisable upon achieving certain sales volumes in Biomune (on a consolidated basis) as follows [ALL OF THE FOLLOWING NUMBERS ADJUSTED TO GIVE EFFECT TO THE REVERSE SPLIT OF THE COMPANY'S COMMON STOCK EFFECTIVE NOVEMBER 10, 1997]: (i) 200,000 shares of Common Stock at $15.00 per share, when the Company realizes revenues of $7,500,000 per year, (ii) 200,000 shares exercisable at $25.00 per share when sales reach $10,000,000 per year, (iii) 200,000 shares at $35.00 per share when sales reach $15,000,000 per year; and (iv) 200,000 shares at $45.00 per share when sales reach $20,000,0000 per year.

Mr. Ritter will also be named to the Company's Board of Directors and will have the right to nominate up to 2 additional members, of an expanded nine-member Board of Directors.

Also in connection with the acquisition of Rockwood, Rockwood and Biomune will continue to pay Ritter or his assign a royalty on certain products or distribution arrangements for a period of five years following the Closing Date. The royalty may be up to 10% of gross revenues from such products or arrangements, provided certain minimum net profits (after accrual for any such royalty and bonuses payable to Mr. Ritter under his employment agreement) are realized by the Company.

The Company also entered into a consulting agreement with Andela Group, Inc., a California corporation owned by Mr. Ritter ("Andela"), for consulting services to be provided through Mr. Ritter until the final installment of the purchase price is paid by the Company. Under the consulting agreement, Andela receives a monthly consulting fee of $15,000. When the final installment is paid by the Company, Mr. Ritter (who will continue to serve as the President of Biomune) will become an employee and continue to serve as President of the Company at an annual salary of $200,000 and will receive annual bonus and other incentive payments based on a percentage of the increase in net sales, as well as options to acquire 600,000 shares of the Company's common stock at a price of $4.00 per share [as adjusted for the recently enacted reverse split]. Mr. Ritter will also receive a one-time bonus of $300,000 when annualized sales of the combined entities reach $10,000,000.


Rockwood was formed in 1993 by Mr. Ritter. Rockwood has developed and now markets more than 300 products to the health, beauty and nutrition markets. These products are distributed through large specialty retail stores and wholesale distribution companies. Marketing of the products by Rockwood is characterized by use of celebrity endorsements and advertising. As part of the purchase transaction, the Company will obtain audited financial statements for Rockwood prior to payment of the final installment of the purchase price. Those audits are currently being conducted and will be filed by an amendment to the Current Report when they have been completed. The Company also intends to file pro forma consolidated financial statements as required by Regulation S-X at the time the audited financial statements are filed.

The Company intends to fund the purchase of Rockwood by the sale of securities. There can be no assurance that such financing will be obtained or that it will be made available to the Company on terms that are acceptable to the Company. If the financing cannot be obtained by March 31, 1998, then the Company may breach its agreement to acquire Rockwood. If a breach occurs, Ritter will retain all amounts paid through the date of the breach as liquidated damages and the transaction will be unwound.

Item 7.  Financial Statements and Exhibits:

         (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED. The financial statements of Rockwood will be filed by amendment to this Report within 60 days.

         (b) PRO FORMA FINANCIAL INFORMATION. Pro forma financial information will be filed by amendment to this Report.

         (c)      EXHIBITS

   10.1 Purchase Agreement between Biomune Systems, Inc. and Ira E. Ritter and Rockwood Investments, Inc. *

   10.2 Amended Consulting Agreement between Biomune Systems, Inc. and Andela Group, Inc. *

   * (Previously filed)



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                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              BIOMUNE SYSTEMS, INC.
                              (Registrant)


                                 /s/ Michael G. Acton
                             By ________________________________
                                Michael G. Acton
                                Chief Financial Officer
                                (Principal financial and accounting
                                 officer)

Date: November 24, 1997